Exhibit 99.2

Q2 2005 Conference Call Script

Safe Harbor Provision

This script may contain forward-looking statements that are subject to many risks and uncertainties, including the inability to close several large orders in the sales pipeline; OEM agreements with SpectraLink that impact margins and may not result in increased future sales of SpectraLink’s products or services; the unpredictable growth of international sales; adverse changes in economic and business conditions affecting SpectraLink’s customers; the intensely competitive nature of the wireless communications industry, and a customer preference to buy all telephone communications systems from a single source provider that manufactures and sells PBX or key/hybrid systems; changes in rules and regulations of the FCC; and the anticipated growth of the market for on-premises wireless telephone systems. More information about potential risk factors that could affect our results is available in SpectraLink’s filings with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2004, and subsequent Form 10-Q filings.

David Rosenthal

Thank you, operator. With me today is John Elms, SpectraLink’s president and chief executive officer.

Thank you for joining SpectraLink’s conference call for the second quarter of 2005. I would also like to welcome our webcast listeners as we broadcast this call live across the Internet.

This discussion will contain projections and other forward-looking statements. Forward-looking statements speak only as of the date of the statements and are subject to risks and uncertainties, so actual results could differ from present expectations. Therefore, I refer you to information contained in our 2004 Form 10-K filed with the Securities and Exchange Commission on March 4, 2005, for a description of risks and uncertainties that could cause actual results to differ materially from those in any forward-looking statement. These filings are available on the Investors section of our website. You will also see a description of some of these risks and uncertainties in today’s press release. SpectraLink undertakes no obligation to update or revise any forward-looking statements discussed today in order to reflect events or circumstances that may arise after the date of this conference call.

SpectraLink generated $22.1 million in revenue in the second quarter of 2005, resulting in net income of $2.7 million and 14 cents earnings per fully diluted share. This represents year-over-year growth in net income of 31% and revenue growth of 10%. For the second quarter of 2004, net income was $2.0 million, or 10 cents earnings per fully diluted share on revenue of $20.1 million.

Earnings per fully diluted share for the six months ended June 30, 2005, were 25 cents on net income of $4.8 million and revenue of $42.7 million. For the six months ended June 30, 2004, earnings per fully diluted share were 21 cents on net income of $4.1 million and revenue of $39.4 million.

In our target vertical markets, the Healthcare sector remained one of our key contributors, generating $5.3 million, and accounted for 32% of product sales in the second quarter. Retail contributed $2.5 million in revenue, and accounted for 15% of product sales.

The General market continues to be our primary sector with $8.8 million in Q2 sales, accounting for 53% of total product revenue in the quarter. We define the General market as the industrial, government and corporate sectors.

The Service sector of our business had another strong quarter contributing $5.5 million or 25% of total revenue in Q2. The increase in service revenue contribution can be attributed to continued sales growth especially with maintenance contracts and services performed on a time and materials basis.

Our traditional distribution channels were responsible for about 64% of quarterly product sales, OEM partners contributed approximately 11% of product sales, and the balance of 25% was met through our direct sales team. As we said last quarter, we expected to see continued softness from our OEM partners, and indeed sales from our OEM channel demonstrated a noticeable decline when compared to recent quarters.

Product mix in the second quarter strongly favored Link Wireless Telephone Systems. Link accounted for 62% of product sales, delivering $10.3 million in revenue. NetLink Wireless Telephone revenue made up the balance of $6.3 million in product sales, accounting for 38% of total product sales.

International revenue contributed about $1 million to our top line in the second quarter. This represents a 9% increase compared to the second quarter of 2004. Again, below plan OEM sales directly affected international growth.

Overall gross margin was very strong in the second quarter, coming in at 65.5% which is slightly above our guidance range of 60-65% for the year. We attribute this to the product mix favoring Link as well as the strong direct sales as a percentage of total revenue. Our Link product line gross margin is approximately 10% higher than the aggregate of the NetLink products because of the added infrastructure associated with Link sales.

R&D expense accounted for 11.3% of second quarter revenue, compared with 11.9% last quarter and 11.4% in Q2 of 2004. Sales and Marketing expense was 29% of total quarterly revenue, comparable to last quarter and slightly higher than the second quarter of 2004 that was 28% of quarterly revenue. G&A expense as a percent of quarterly revenue decreased to 7.0% in Q2 when compared with 7.9% for the same period last year and 7.7% last quarter primarily because of increased revenue. All of these combined resulted in total operating expense of 48% of quarterly revenue compared with 49% last quarter and 48% in the second quarter of 2004.

Our quarterly operating margin of 17.8% is noticeably better than last quarter’s 15.5% and just slightly below our annual guidance of 18 to 20%. Continued strong operating margins resulted in positive net income for the 28th consecutive quarter and helped ensure another quarter of positive cash from operations. The $2.7 million in net income for the quarter made it possible for us to achieve our 26th consecutive quarter of positive cash from operations and totaled $1.6 million.

The total of cash, cash equivalents and investments at June 30, 2005, was $54.8 million compared to $60.6 million at March 31, 2005. We repurchased 462,000 shares of company stock for $5.0 million during the quarter through our repurchase program, leaving a balance of 1.3 million shares still authorized for repurchase, and we paid a cash dividend of $1.9 million for the seventh consecutive quarter. On a continual basis, we evaluate options for utilizing cash in an effort to maximize returns to our shareholders, including quarterly dividends, stock repurchase and longer-term investments.

Net inventories increased to $11.6 million as we built to accommodate several revenue opportunities that remain in our sales pipeline.

Days-sales-outstanding stayed low at 47 days compared to 45 days last quarter.

We continue to improve our business processes to enhance long-term shareholder value. Two areas of focus are our business processes (Financial, Accounting, Cost Management, and Supply Chain) and our revenue generation processes in Sales and Marketing. About two years ago, we successfully implemented the first phase of the business process system with the PeopleSoft ERP system. We are now continuing this effort through the expansion of our ERP system to include full automation and optimization of our processes that transact and govern finance/accounting and cost management as well as improving our capabilities and reporting within the supply chain. The total capital cost to implement this second phase is estimated to be about $3.8 million, the majority of which will be depreciated over the next five years, with planned completion by mid-next year. We expect that most of the cash will be expended during the next twelve months. In Q2 we incurred costs related to this project of $420,000.

In addition to our PeopleSoft efforts, we have implemented Salesforce.com which will enable us to better collaborate, manage and communicate the sales and marketing efforts. We foresee a significant reduction in the time and effort consumed in reporting and record-keeping as we move from the current manual methods to the automated techniques of Salesforce.com, so our sales force will have more time to sell. The cost of this implementation is $250,000, most of which has already been spent.

We expect that these combined programs will help visibility, allowing us to better manage our inventories and more efficiently drive customer demand.

On June 21, 2005, our board approved the acceleration of the vesting of all stock options outstanding that had exercise prices per share higher than the closing price of the Company’s stock on June 21, 2005, which was $10.75. As a result of this action, options to purchase approximately 1.1 million shares of the Company’s common stock became exercisable immediately. Options held by directors, including John Elms, the Company’s president and CEO, were not included in the vesting acceleration.

The primary purpose of the accelerated vesting was to eliminate future compensation expense the Company would otherwise be required to recognize with respect to these options upon the adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R, Share-Based Payment. FAS 123R is effective for the Company beginning on January 1, 2006, and will require that compensation expense associated with stock options be recognized in the statement of income rather than as footnote disclosure in the Company’s consolidated financial statements.

Now I’d like to turn the call over to our president and CEO, John Elms.

John Elms

Thank you, David.

The second quarter of 2005 was a solid one for SpectraLink. Although portions of the market continue to be softer than originally expected, SpectraLink made many positive strides that include the development and delivery of new devices, certification of key WLAN infrastructure providers, and advances in the areas of standards and interoperability.

Within the enterprise wireless voice market, the healthcare and retail segments stand out as strong areas, and, we are seeing increasing interest and activity in the manufacturing and hospitality sectors as well. In the large enterprise market, campus-wide deployment of Wi-Fi infrastructure continues to lag, and the adoption rate of IP PBX technology has yet to achieve the lofty rates of adoption forecast by industry analysts.

A key SpectraLink strength is our ability to provide a feature-rich digital interface with traditional circuit-switched PBX systems. This has been a significant advantage in the major vertical markets where circuit-switched technology still dominates, remains viable, and where we continue to generate much of our success. We believe, however, that an increased rate of deployment of IP PBXs is one of the keys to opening up the general enterprise market, as it is here that our OEM partners have focused their selling efforts.

While we saw overall improvement in our sales in the second quarter, continuing weakness in the OEM channel was and may remain an obstacle to overcome. Specific to note in Q2 was the continuing downward affect of the acquisition of Airespace by Cisco pressuring sales by Alcatel, Nortel, and to a lesser extent NEC.

Last quarter we discussed the impact on SpectraLink from the Airespace acquisition in detail. Sales from two of our OEM partners, Alcatel and Nortel, slowed in Q1 as a result of that acquisition and, as discussed, sales from these partners continued to be affected through the second quarter. It is encouraging to note that both Aruba and Trapeze, the new infrastructure vendors of choice by Alcatel and Nortel respectively, have received SpectraLink’s VIEW certification. This certification is designed to ensure interoperability between SpectraLink’s NetLink Wireless Telephones and the wireless LAN infrastructure. Alcatel and Nortel are completing their own in-house certifications with Aruba and Trapeze infrastructure and we expect them to re-launch SpectraLink products in the coming months.

Competition still does not appear to be a factor in the company’s performance in the market. While there has been a lot of talk about dual-mode wireless handsets, in-building wireless email and low-cost standards-only Wi-Fi handsets entering the market, it’s important to note that these are mostly conceptual products, not yet available for sale, targeting markets apart from the vertical markets successfully being addressed by SpectraLink with our products today. It is also worth noting that when these announcements are made, and this quarter saw quite a few, rarely are delivery dates or go-to-market strategies detailed.

We have yet to see any of these competitive threats become a factor in the market. However, there is a real possibility that announcements by companies such as RIM, Siemens, Nokia and Motorola may cause some confusion within the industry and distract our channel sales representatives from selling the currently-available products like SpectraLink handsets. This is a key factor in our decision to reinvest in our direct selling organization. We believe that as the market evaluates these multiple options, SpectraLink products will remain the clear choice for in-building mobile workers looking to improve efficiencies through wireless voice communications.

That said, we are encouraged by the amount of investment and development activity focused on dual-mode wireless solutions, which we view as complementary, as they could become a significant driver of enterprise Wi-Fi network and handset deployments. This is because we expect dual mode products to be targeted at a different class of employee than those that utilize the SpectraLink solution today. Dual-mode wireless solutions are best suited for the executive, managerial and selling communities that operate both on and off the enterprise campus. By creating an adjacent market that includes the executive class decision-makers, we expect that this technology may spur faster adoption of enterprise-wide wireless LANs, enabling increased adoption of the SpectraLink products for the much larger on-site mobile workforce, such as retail associates, nurses, hospitality staff, as well as the information technology, facilities, and maintenance staffs and the like.

It’s worth noting that to adequately serve the on- and off-campus mobile employees, these emerging dual-mode devices will need to deliver not only excellent voice quality, but also the business features users have come to rely on through seamless integration with the corporate PBX. Since quality of service and PBX integration are two of SpectraLink’s core competencies, we are actively seeking opportunities to leverage our integration expertise and innovative technologies through partnership to enhance the overall enterprise wireless experience for this dual-mode user group.

Our Link product line continues to represent a significant portion of our product revenue contributing $10.3 million to total revenue this quarter, and representing 62% of product revenue. This is in-line with our guidance in which we stated that we expected Link to contribute between $8 and $12 million each quarter for at least the near-term future.

Link sales satisfy the demand from customers who desire a voice-only system. To meet the growing needs of these customers, we recently re-energized our Link product line. While convergence of voice and data on a single IP network is clearly the direction the market is headed over the longer term, we remain committed to enhancing products for which there is still strong demand. To that end, we have made our Link Wireless Telephones easier to use in dimly lit settings by designing a backlit display and keypad, as well as adding a liquid damage warranty. We also introduced a Quad Charger that simultaneously charges four Battery Packs. The Quad Charger is an excellent solution for 24-hour shift operations where Link Wireless Telephones remain in operation around-the-clock.

NetLink sales accounted for 38% of product revenue this quarter as we saw continued softness in OEM sales. Because our OEMs are primarily focused on NetLink and VoIP solutions, weakness in this channel will directly translate into a lower mix of NetLink product sales.

International sales were also impacted by the OEM slowdown but still represented close to 5% of total revenue. This quarter we saw strong international sales in both healthcare and education. Because the international market remains key to our success, we will continue to focus our incremental investments in Western Europe while cautiously expanding into additional markets with our partners.

Once again, SpectraLink was first to market with an innovative product. At the spring VON Conference and Expo, SpectraLink demonstrated the first enterprise-grade SIP-compatible handset, interfacing with Inter-Tel’s Axxess platform. Interoperability is a key component of SIP, a protocol designed to connect a wide variety of multimedia endpoints and applications together. With Inter-Tel providing the power of SIP on its platform, enterprise users can enjoy business-class features such as call forwarding, conferencing, call transfer and many others that users have come to expect on their SpectraLink Wireless Telephones.

While there have been numerous SIP-based handset announcements in the industry in the past year, nearly all of these products are targeted at consumer markets and applications using hosted VoIP service offerings such as Vonage and Net2Phone. In the enterprise market we continue to see proprietary VoIP protocols dominating in the places where VoIP sales are getting traction, and little demand for SIP from our customers and prospects today. However, a key component of our value proposition is to deliver the highest level of telephony features and functions to mobile employees in the workplace, regardless of the customers’ technology choice. Support for standards-based protocols such as SIP, H.323 and MGCP is necessary to interface with hosted IP Centrex services and non-traditional enterprise telephony platforms, and we are delivering real business quality products that support all these protocols —today.

Product development continues with the NetLink product line as well. The NetLink SVP Server is a dedicated network appliance that ensures excellent voice quality for all compatible NetLink Wireless Telephones operating on a converged Wi-Fi network. The NetLink SVP Server is now available for smaller enterprises in the form of 10 or 20 user capacities. Based on customer input, these two new NetLink SVP Server configurations are designed to provide a cost-effective, wireless quality of service solution for small and medium business customers using IP telephony platforms. Multiple NetLink SVP Servers can be deployed to provide scalability as the business grows over time. Ideal customer profiles include single-site businesses with requirements for few handsets in a large coverage area such as auto dealerships, as well as small sites such as retail stores and branch banks connected to larger corporate offices.

Our new healthcare handset, the NetLink h340 Wireless Telephone, was introduced in Q1 and sales began to gain momentum this quarter. This Wi-Fi handset is designed for the demanding needs of the healthcare industry by providing immediate communication for nurses, doctors and hospital staff with the privacy, security, voice quality and other business quality call features they require. A recent endorsement of this design was made at Interop when the NetLink h340 Wireless Telephone was named as a finalist in the wireless category of the Best of Interop Awards competition.

SpectraLink continued to demonstrate its commitment to interoperability and industry standards with a live demonstration at Interop 2005 of the industry’s first Wi-Fi handsets to support new wireless security and quality of service standards. We continue to support standards development by actively participating in the 802.11r fast roaming task group as well as the IEEE committees focusing on 802.11e quality of service. In addition, we currently chair the Voice over Wi-Fi task group within the Wi-Fi alliance.

We are also pleased to be working with Cisco partners in Australia and New Zealand as they launch SpectraLink Wireless Telephones as their sole offering of a certified Wi-Fi handset for business users. SpectraLink has been selling into these two international markets for some time through our own distributors and OEM partners. And, while we don’t expect this relationship to grow beyond this region, it is gratifying to have our only competitor in the Wi-Fi telephony market acknowledging the value of SpectraLink products in some of our international markets.

Over the past several months, we have been building our field selling organization to a level that better supports our needs to manage our demand generation and customer support requirements. Without wavering from our commitment to our channel partners, we have focused on building our direct sales team to ensure that we maintain close contact with the end-user customers who utilize SpectraLink products on a daily basis. We have added close to 10 positions in our direct sales team and continue to actively pursue filling additional positions as well as positions that become vacant through attrition.

We intend to continue to invest in the direct selling organization to increase revenue even if that means putting some downward pressure on our operating margins for the balance of 2005. We believe this investment is necessary to manage demand creation for our products until such time as wireless telephony hits the sales inflection point that will make our products mass market devices.

Effective May 31, 2005, Gary Bliss, executive vice president of engineering for SpectraLink, retired from his position. Gary was one of the founders of SpectraLink and has been a valuable asset to the company since its inception. Gary remains a valuable member of my team to advise on our next generation products and to help with the search for his replacement. During the interim, the engineering organization is reporting directly to me.

Now I’d like to review guidance for 2005.

Last quarter we set an annual revenue target of $100 million, plus or minus 5%, with upside and downside potential roughly equal. I am cautiously optimistic that the second half of 2005 can deliver approximately 15% year over year growth in revenue compared to the second half of 2004, allowing us to achieve this goal. We intend to accomplish this growth through new and expanded distribution relationships, the re-launch of our products by two key OEM partners, and the penetration of new vertical markets. In addition, our recently hired direct sales reps should be fully assimilated and contributing to top-line growth in the second half of the year.

Gross margin is expected to stay within the range of 60-65% of total revenue but will vary from quarter-to-quarter as OEM sales and product mix fluctuates.

We are still targeting sales and marketing expense for the full year of about 28% of revenue, and R&D expenses in the area of 10% of total revenue.

G&A is expected to decline as a percentage of revenue as the top-line grows, settling in at approximately 6.5%.

Revenue growth and closely managing expenses should result in 18-20% operating income for the full year.

So, in conclusion, SpectraLink remains the clear leader in a market with significant upside opportunity. Our innovation and strong partners keep us on the cutting-edge of the voice over Wi-Fi technology with very little competition evident in the market today. Although our growth in the first half of 2005 was somewhat slower than we had originally planned, we believe that we have the products, programs and partnerships in place to position us for incremental growth in the second half of the year.

Thank you for joining us today. I’m going to turn the call back over to the operator for questions now.

David Rosenthal — At the end of Q&A

I want to thank everyone for participating today and remind you that this call will be available for replay through a dial-in number for 7 days and on our website for an extended period.

Goodbye.